Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES PRELIMINARY FISCAL 2017 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS, COMMENTS ON FISCAL 2018 OUTLOOK

—Company to Report Full Financial Results and Host Conference Call on August 23—

Philadelphia, PA — August 8, 2017 — Lannett Company, Inc. (NYSE: LCI) today reported preliminary financial results for its fiscal 2017 fourth quarter and full year ended June 30, 2017.

“While our industry is currently facing challenges, Lannett is strong and we have put in place a number of initiatives to position the company for long-term growth,” said Arthur Bedrosian, chief executive officer of Lannett.  “Approximately 80% of our marketed products continue to be in the top three in terms of market share and we are on track to submit a New Drug Application for our proprietary C-Topical product shortly.  In addition, we are expanding our pain management capabilities to include the development of innovative Active Pharmaceutical Ingredients (APIs) for the treatment of pain and addiction, as well as the sale of APIs to compounding pharmacies.  And, finally, our plans include entry into the veterinary pharmaceutical market.

“During the fiscal 2017 fourth quarter, unusual items affected our expected financial results, including, among others, a $3.8 million write-off of inventory related to the delay of an anticipated approval for a Kremers Urban (KU) patch product, higher than expected impact of the Medicaid’s Inflation-Adjusted Rebate program and a high level of returns of expired Methylphenidate ER previously sold to CVS, a KU customer.  Combined, the unusual items impacted our adjusted earnings by approximately $0.24 per diluted share.  Additionally, pricing and volume pressures that impacted a number of products in our fiscal third quarter continued into the first month of our fiscal fourth quarter.  We took steps to address these factors, and, as a result, our sales and gross margins returned to normalized levels in the latter part of the fourth quarter.

“On a brighter note, for fiscal 2018 we expect a solid increase to our topline compared with fiscal 2017 and adjusted gross margin to continue to be above 50%, which exceeds the average of peer companies.  Our confidence is based on actual improvements to our core business, as well as the expected launch of 10 already approved products in the coming fiscal year.  We continue to anticipate a significant number of product approvals from our ANDAs filed at the

FDA.  As is our practice, our outlook does not include sales of products pending approval at the FDA nor does it include any benefit from our strategic alliances.”

Commenting on the company’s debt financial covenants, Bedrosian said, “Based on our preliminary results for fiscal 2017, we are well within our covenants, and we expect to continue to meet these requirements for the foreseeable future.”

For the fiscal 2017 fourth quarter, net sales and total net sales are expected to be approximately $139 million, GAAP earnings per diluted share attributable to Lannett to be between $0.12 and $0.15 and Adjusted earnings per diluted share attributable to Lannett to be between $0.37 and $0.40.  For the prior-year fourth quarter, the company recorded net sales and total net sales of $168.9 million, GAAP net income attributable to Lannett of $3.6 million, or $0.10 per diluted share, and Adjusted net income attributable to Lannett of $27.5 million, or $0.73 per diluted share.

For the fiscal 2017 full year, net sales and total net sales are expected to be approximately $637 million and $633 million, respectively, GAAP loss per share attributable to Lannett to be between $0.05 and $0.02 and Adjusted earnings per diluted share attributable to Lannett to be between $2.83 and $2.86.  For the fiscal 2016 full year, net sales and total net sales were $566.1 million and $542.5 million, respectively, GAAP net income attributable to Lannett was $44.8 million, or $1.20 per diluted share, and Adjusted net income attributable to Lannett was $127.8 million, or $3.42 per diluted share.

Fiscal 2017 Fourth-Quarter and Full-Year Financial Results Conference Call, August 23rd

Lannett will report full financial results for its fiscal 2017 fourth quarter and full year on Wednesday, August 23, 2017, after the market closes.  Lannett management will host a conference call that same afternoon at 4:30 p.m. ET to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 800-447-0521 from the U.S. or Canada, or 847-413-3238 from international locations, passcode 45419254.  The call will be broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for at least three months.

Use of Non-GAAP Financial Measures

This news release contains references to Non-GAAP financial measures, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP).  Management uses these measures internally for evaluating its operating performance.  The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business.  Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods.  Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP.

Non-GAAP financial measures exclude, among others, the effects of (1) amortization of purchased intangibles and other purchase accounting entries, (2) acquisition and integration-related expenses, (3) impairment charges, (4) non-cash interest expense, as well as (5) certain other items considered unusual or non-recurring in nature.

About Lannett Company, Inc.

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving preliminary net sales and total net sales, GAAP earnings/loss per diluted share and Adjusted earnings per diluted share for the fiscal 2017 fourth quarter and full year; achieving a solid increase to its topline in fiscal 2018 compared with fiscal 2017, successfully launching recent product approvals and receiving additional approvals for products pending at the FDA, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and expected benefits from integration cost savings, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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